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                                                                     Exhibit 3.3

                              CERTIFICATE OF MERGER

                                       OF

                                 BRUKER AXS INC.

                                  WITH AND INTO

                              BRUKER DALTONICS INC.

     In accordance with Section 251 of the General Corporation Law of the State of Delaware (the "DGCL"), the undersigned corporation, Bruker Daltonics Inc., a Delaware corporation, does hereby certify as follows:

     FIRST: The names of each of the constituent corporations of the merger and the laws under which each such corporation was organized are:


               NAME OF CORPORATION         STATE OF INCORPORATION
               -------------------         ----------------------
               Bruker AXS Inc.                  Delaware
               Bruker Daltonics Inc.            Delaware


     SECOND: An Agreement and Plan of Merger (the "MERGER AGREEMENT"), dated as of April 4, 2003, by and between the constituent corporations, to effect a merger of Bruker AXS Inc. with and into Bruker Daltonics Inc., has been approved, adopted, certified, executed and acknowledged by the constituent corporations in accordance with the requirements of subsection (c) of Section 251 of the DGCL.

     THIRD: The name of the surviving corporation of the merger is Bruker Daltonics Inc., which shall hereinwith be changed to Bruker BioSciences Corporation.

     FOURTH: The changes in the Certificate of Incorporation (the "Certificate") of Bruker Daltonics Inc., the surviving corporation, as are to be effected by the merger are as follows:

     Article FIRST of the Certificate shall be amended and restated in its entirety as follows:

          "FIRST: The name of this corporation shall be: Bruker BioSciences Corporation."

     The first paragraph of Article FOURTH of the Certificate shall be amended and restated in its entirety as follows:

          "FOURTH: The total number of shares of stock which the Corporation shall have authority to issue is 155,000,000 shares, which shares shall be divided into two classes consisting of: (i) 150,000,000 shares of Common Stock (with $.01 par value per share) ("Common Stock") and (ii) 5,000,000 shares of Preferred Stock (with $.01 par value per share) ("Blank Check Preferred Stock")."

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     FIFTH: The executed Merger Agreement is on file at the principal place of business of Bruker Daltonics Inc. The address of said principal place is:

                              Bruker Daltonics Inc.
                                 40 Manning Road
                         Billerica, Massachusetts 01821

     SIXTH: A copy of the Merger Agreement will be furnished by Bruker Daltonics Inc. upon request and without cost to any stockholder of either Bruker Daltonics Inc. or Bruker AXS Inc.

     SEVENTH: The merger will become effective immediately upon the filing of this Certificate of Merger in accordance with the provisions of Section 103(d) of the DGCL.


Dated: July 1, 2003

                                             BRUKER DALTONICS INC.

                                             By: /s/ Richard M. Stein
                                                 --------------------
                                                 Richard M. Stein
                                                 Secretary